Exhibit 99.1

MEMORANDUM

Date:	March 17, 2008

To:	NFP Firm Principals and Employees

From:	Jessica M. Bibliowicz, Chairman, President and CEO

CC:	NFP Board of Directors

Re:	Response to Barron’s article

To my fellow NFP stakeholders,

On Saturday, March 15, 2008, Barron’s published an article about NFP entitled “Losing Faith in National Financial Partners.” Management provided public facts and insight in response to the reporter’s questions that were largely ignored. The article inaccurately describes our company.

The article restates many of the positions and inaccuracies about NFP that were set out in an independent research report published in early January. That report questioned the sustainability of the NFP model, the commitment of the NFP Principals to continue to work and grow their firms, and the valuation of NFP’s stock. The assertions, tone and conclusions of both the independent research report and the Barron’s article are just plain wrong and require clarification.

The Barron’s article suggests that our Principals’ long-term commitment and growth plans are questionable, stating that our growth has slowed recently due to the fact that “business owners most eager to sell are those looking to cash out and put their feet up.” The fact is that our numbers speak for themselves. Since NFP’s founding, annual weighted average same store revenue growth is 9.6%. We are proud of this number. After several years of strong growth due to an extremely favorable life insurance market for wealthy senior consumers, growth slowed in 2006 and 2007 as carriers and reinsurers withdrew capacity from the senior market and reassessed their underwriting parameters. As we have stated, conditions began to improve in the second half of 2007. Same store revenue fell 7.6% in the first half of 2007 but grew 7.3% in the second half as capacity improved and market conditions became more favorable. As the largest consolidated independent life insurance distribution company in the United States, we believe we are well positioned to continue to take advantage of favorable trends for the benefit of our clients. Positive and negative market cycles are a part of doing business, which is why we have aggressively strived to further diversify our acquisition targets and the business mix within each of our firms to reduce our exposure to a single market.

During 2006 and 2007, same store earnings, excluding NFP’s cost of the incentive accruals, declined 3.5% and 2.7%, respectively, as expenses grew slightly faster than revenue. We do not believe that these declines are indicative of any flaw in our business model. Rather, our analysis reflects that our Principals simply chose to continue to maintain and, in some cases, build their businesses in anticipation of future opportunities and growth. NFP firms are not putting their feet up.

The article’s implication that all of our growth comes from acquisitions is also wrong. Each of our acquisition classes that have been part of NFP for over one year are operating above the target earnings set at the time of acquisition, generating growth for NFP. Further, over 50% of firms in terms of base acquired, achieve the initial earnout. Of the firms we have owned six years or more, 70% in terms of base acquired have achieved one or both of their earnout and/or incentive plan awards. Perhaps the strongest testament to our Principals’ long-term commitment to their businesses is that 55% of the initial 1999 acquisition class in terms of base acquired earned their third incentive. After nine years with NFP, our 1999 firms continue to produce positive results. In addition, in 2007 six of the eight acquisition classes experienced revenue growth and seven of the eight classes showed significant revenue improvement from the first to the second half of the year.

The article quotes the head of one of our competitors, M Financial, who states that our model “makes it very difficult to hire the future entrepreneurs.” To the contrary, our unique management company structure has made effective perpetual succession a reality for many of our firms, including several of the highly successful M Financial member firms that chose to join NFP.

Finally, NFP’s cumulative preferred priority position in a firm’s earnings makes it illogical to suggest that NFP is the acquirer of choice for business owners that are looking to “cash out” and stop working. Our acquisition structure only capitalizes a portion of a firm’s earnings (typically 50%) and is designed to reward Principals that are focused on building greater value in their management companies to increase the value for themselves in the context of a succession. Our acquisition structure is naturally selective as business owners looking to exit their businesses can sell to an acquirer that capitalizes 100% of a firm’s economics. There are plenty of alternative buyers in the market that purchase firms on this basis everyday based on different business models focused on total integration.

The article also talks about attrition in our number of firms. Of the 249 transactions we have completed since inception, we have exited 21 firms, a rate of 8.4%. Exits result from careful deliberation when there is a concern that the interests of the NFP enterprise and franchise are no longer aligned with those of the Principals. We believe that these exits have been in the best interest of our business and its investors. We have restructured 26 firms to date. Restructures result from thoughtful consideration when a firm’s conditions or the market it serves change. They are designed to promote future growth. In fact, many of our restructures are performing and growing.

The article implies that much of our growth was due to life settlements. As we have stated publicly, settlements represent just 6% to 9% of our revenue. While we believe the settlement market enhances the value of life insurance by increasing a client’s options in the event an exit from the product is appropriate, to date, it has not been a material component of our growth. The life settlement industry is, however, a rapidly growing market. In light of this, we have advanced a significant initiative to improve the market infrastructure available to engage in these transactions, which we believe will enhance the services many of you provide your clients. We do not understand the basis for the article’s table showing that “an ‘03-’05 boom in “life settlement” insurance has subsided.” In fact, virtually every life settlement market research report suggests that the life settlement boom is in its infancy.

The article also references tax matters involving two NFP Principals. We have over 300 Principals. These matters are of a totally personal nature and irrelevant to a discussion of our business model or investment value of NFP. The article also refers several times to a lawsuit filed against one of our firms by TV talk-show host Larry King. A response to the suit detailing our firm’s position has been filed and was provided to the reporter. It is quite clear from our response that we believe the suit is completely without merit.

A final major point of the article relates to our valuation and how we report earnings. We report earnings under GAAP (Generally Accepted Accounting Principles) and Cash Earnings, a non-GAAP measure. Cash Earnings starts with GAAP earnings and adds back amortization, depreciation, and impairment charges. Many firms that complete numerous acquisitions report a number that is determined in the same or similar manner to NFP’s Cash Earnings. We report GAAP earnings and Cash Earnings in order to provide investors with as much information as possible so that they can have as transparent a view as possible into our company.

We believe Cash Earnings is a useful valuation metric because we do not believe that the value of our businesses declines over time. We believe that the value of the NFP network increases as firms grow. We add back depreciation because it is not included in the calculation of management fees and the Principals bear their share of the cost of capital expenditures. We add back impairments because we account for each of our firms individually and in a very large sample, the value of some will decline. It is true that some acquisitions are not successful. However, the success of the incentives and the fact that approximately 90% of our firms in terms of base acquired owned for over one year are operating above base shows that our firms are successful, generating a solid return and the franchise is growing in value.

I am sure you are asking “what are we doing to correct the misperceptions out there?” We are talking to our investors and firms to communicate the facts and educate people about the strength of our model. In these highly volatile bear markets, many investors are searching for ways to benefit from the downdraft in financial stocks. The motives of some of our competitors may be more obvious.

We are looking at our corporate operations to constantly improve our ability to be as effective and efficient as possible and to continually improve our support to you, our firms. Our efforts are rigorous and we expect will have a meaningful impact on the bottom line. However, ultimately, the success of NFP rests on all of us together and, most importantly, your efforts to continue to grow your businesses and manage expenses. We are particularly fortunate to have liquidity and a strong balance sheet behind us.

We are incredibly proud of the company we have all built and of the services our firms provide to clients. Although these are trying times, our fundamentals have not changed. Our continued ability to recruit the best in the industry through acquisitions is due in large part to the respect for the existing community of NFP firms and Principals, as evidenced by the record acquisition numbers during the last few years. We truly believe that our Principals have demonstrated that serving our clients and growing our businesses is their highest priority. Our continued focus on the growth of our businesses will prove the strength of our company. Ultimately, we believe that our financial results will prove that NFP’s independent open architecture model represents the gold standard in financial services distribution. There are claims that our low stock price will create the unraveling of our company. Our detractors could never understand the client focus and “sweat equity” that has gone into the building of your businesses and the continual positioning of them for future growth. I challenge all Principals and employees to view this as a call to action. Firm by firm we will deliver results that show our current low stock price is unjustified and that our one dynamic company is stronger then ever. We have a lot to prove together and we remain committed to the businesses you have built so successfully.

On behalf of NFP’s Board of Directors, New York and Austin-based management teams and the NFP Firm Advisory Council, I want to express our gratitude for your hard work, support and dedication. NFP’s best years are ahead.